EXHIBIT 5.1

Snell & Wilmer
50 West Liberty Street
Suite 510
Reno, NV 89501
775.785.5440 P
775.785.5441 F

October 5, 2021

Lightwave Logic, Inc.

369 Inverness Parkway, Suite 350

Englewood, Colorado 80112

Re: Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel for Lightwave Logic, Inc. (the “Company”) in connection with the prospectus supplement dated October 4, 2021 (the “Prospectus Supplement”) filed pursuant to Rule 424(b)(5) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (the “Securities Act”) relating to the registration of: (i) up to $33,000,000 in shares of the Company’s common stock, par value $0.001 per share (the “Purchase Shares”) and (ii) up to 90,935 shares of the Company’s common stock, par value $0.001 per share (the “Commitment Shares”) (all collectively, the “Shares”). The Shares are being sold and issued pursuant to a purchase agreement between the Company and Lincoln Park Capital Fund, LLC dated as of October 4, 2021 (the “Purchase Agreement”). The Prospectus Supplement is part of the Registration Statement on Form S-3 (File No. 333-257670) filed with the SEC on July 2, 2021 and declared effective on July 9, 2021 (the “Registration Statement”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY
PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON WASHINGTON, D.C.

Snell & Wilmer

Lightwave Logic, Inc.

October 5, 2021

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Purchase Shares and Commitment Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Purchase Shares or Commitment Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance by the Company, and when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the SEC. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.